Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS SECOND-QUARTER RESULTS

RICHMOND, Va., August 3, 2009 – Tredegar Corporation (NYSE:TG) reported second-quarter net income from continuing operations of $6.5 million (19 cents per share) compared to $8.9 million (26 cents per share) in the second quarter of 2008.  Earnings from continuing manufacturing operations in the second quarter were $8.5 million (25 cents per share) versus $9.6 million (28 cents per share) last year.  Second-quarter sales from continuing operations decreased to $158.1 million from $234.0 million in 2008.

A summary of results for continuing operations for the three and six months ended June 30, 2009 and 2008 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Sales	$158.1	$234.0	$311.2	$462.5

Income (loss) from continuing operations as reported under generally accepted accounting principles (GAAP)	$6.5	$8.9	$(22.3)	$12.7
After-tax effects of:
Goodwill impairment relating to aluminum extrusions business	-	-	30.6	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(.2)	1.0	.9	3.7
(Gains) losses from sale of assets and other items	2.2	(.3)	3.9	(0.8)
Income from continuing manufacturing operations*	$8.5	$9.6	$13.1	$15.6

Diluted earnings (loss) per share from continuing operations as reported under GAAP	$.19	$.26	$(.66)	$.37
After-tax effects per diluted share of:
Goodwill impairment relating to aluminum extrusions business	-	-	.90	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(.01)	.03	.02	.11
(Gains) losses from sale of assets and other items	.07	(.01)	.13	(.03)
Diluted earnings per share from continuing manufacturing operations*	$.25	$.28	$.39	$.45

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations.  Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses.  They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

- - more - -

TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Our focus on cash generation and active cost reduction continues.  In our films business, ongoing operating profit improved in the second quarter of 2009 compared with results in 2008, which were adversely affected by the lag in the pass-through of higher average resin costs.  Excluding the effects of resin lag, volume declines and the unfavorable effect of currency changes were partially offset by the benefits of cost reduction efforts and productivity gains.”

“Our aluminum business experienced a 32% decline in volume in the second quarter of 2009 compared with the second quarter of 2008, with demand down in all markets.  Second-quarter volume improved slightly when compared with the first quarter of 2009 due to a seasonal uptick in construction activity.  Future performance will be challenging.  We do not yet see any sign of a meaningful change in the extrusion market’s outlook.”

Mr. Gottwald further stated:  “We continue to strengthen our financial condition with cash in excess of debt improving to $57.1 million at June 30, 2009 from $23.3 million at December 31, 2008.”

MANUFACTURING OPERATIONS

Film Products

Second-quarter net sales (sales less freight) in Film Products were $107.8 million, down 20.5% from $135.5 million in the second quarter of 2008, while operating profit from ongoing operations increased to $14.2 million in the second quarter of 2009 from $13.5 million in 2008.  Volume was 49.6 million pounds in the second quarter of 2009, down 12.7% from 56.8 million pounds in the second quarter of 2008.

Net sales in Film Products for the first six months of 2009 were $212.6 million, a decrease of 20.6% from $267.8 million for the same period in 2008.  Operating profit from ongoing operations was $27.2 million in the first half of 2009, up 12.2% from $24.3 million in the first half of last year.  Volume was 98.9 million pounds in the first six months of 2009, down 13.8% from 114.8 million pounds in the first six months of 2008.

Net sales in the second quarter and first half of 2009 declined primarily due to lower volumes across all market segments, most notably personal care and surface protection materials, unfavorable changes in the U.S. dollar value of currencies for operations outside of the U.S. and the impact of lower selling prices from the pass-through of lower resin costs.  Volume declines in both periods are believed to be primarily driven by the weakened economy and customer inventory adjustments.

- - more - -

TREDEGAR EARNINGS, page 3

Operating profit from ongoing operations increased in the second quarter and first half of 2009 versus the same periods in 2008 as cost reduction efforts, productivity gains and the lag in the pass-through of lower resin costs offset lower volumes and the unfavorable effect of currency changes.  The company estimates that the impact on operating profit of the lag in the pass-through of changes in average resin costs was not significant in the second quarter of 2009 and a negative $2.0 million in the second quarter of 2008.  The estimated impact of resin pass-through lag was a positive $3.0 million in the first half of 2009 and a negative $3.2 million in the first half of 2008.  The company estimates that changes in the U.S. dollar value of currencies for operations outside of the U.S. had an unfavorable impact on operating profit of $1.1 million in the second quarter of 2009 compared to the second quarter of 2008, and an unfavorable impact of approximately $1.5 million in the first half of 2009 compared with 2008.

Capital expenditures in Film Products were $7.1 million in both the first half of 2009 and 2008, and are projected to be approximately $20 million in 2009.  Depreciation expense was $15.9 million in the first six months of 2009 compared with $17.8 million in the first six months of last year, and is projected to be approximately $33 million in 2009.

Aluminum Extrusions

Second-quarter net sales from continuing operations in Aluminum Extrusions were $46.4 million, down 49.9% from $92.7 million in the second quarter of 2008.  Operating profits from ongoing U.S. operations were $634,000 in the second quarter of 2009, a decline of 73.6% from operating profits of $2.4 million in the second quarter of 2008.  Volume from continuing operations decreased to 24.2 million pounds in the second quarter of 2009, down 31.7% from 35.4 million pounds in the second quarter of 2008.

Net sales in Aluminum Extrusions for the first six months of 2009 declined 50.2% to $91.5 million from $183.7 million in the first six months of 2008.  Operating losses from ongoing U.S. operations were $1.2 million in the first half of 2009, a $5.1 million change from operating profits of $3.9 million in the first half of last year.  Volume was 47.7 million pounds in the first six months of 2009, down 34.3% from 72.5 million pounds in the first six months of 2008.

The net sales declines in the second quarter and first half of 2009 compared with last year were mainly due to lower sales volume as weak market conditions led to lower shipments in all markets and lower average selling prices driven by lower average aluminum costs.  Shipments for non-residential construction, which comprised approximately 72% of total volume in 2008, were down by approximately 32% during the first six months of 2009 compared with the same period of 2008.  The decrease in operating profit from ongoing U.S. operations in the second quarter and the reported operating loss from ongoing U.S. operations in the first half of the year were primarily driven by lower sales volumes.

- - more - -

TREDEGAR EARNINGS, page 4

Capital expenditures for continuing operations in Aluminum Extrusions were $8.5 million in the first half of 2009 compared with $3.3 million in the first half of last year.  Capital expenditures are projected to be approximately $19 million in 2009, of which $15.4 million relates to the 18-month project to expand capacity in the plant in Carthage, Tennessee announced in January 2008.  This new capacity will be dedicated to serving customers in the non-residential construction sector.  Depreciation expense was $3.8 million in the first half of 2009 compared with $4.0 million in the first half of last year, and is projected to be approximately $8 million in 2009.

OTHER ITEMS

Net pension income from continuing operations was $757,000 in the second quarter and $1.5 million in the first six months of 2009, an unfavorable change of $843,000 (2 cents per share after taxes) and $1.6 million (3 cents per share after taxes), respectively, from amounts recognized in the comparable periods of 2008.  Most of the change in pension income is reflected in “Corporate expenses, net” in the operating profit by segment table.  The company contributed approximately $122,000 to its pension plans for continuing operations in 2008.  We expect to contribute $2.3 million in 2009, which is $2.1 million lower than previously expected.  During 2008, the fair value of the assets of our pension plans declined by approximately $89.6 million to $194.5 million at December 31, 2008, due mainly to the drop in global stock prices and benefit payments to retirees of $10.2 million.  Corporate expenses, net in the second quarter and first six months of 2009 increased in comparison to the same periods of 2008 due to adjustments made in the prior year to accruals for certain performance-based compensation programs.

Interest expense was $184,000 in the second quarter of 2009, compared to $557,000 in the second quarter of 2008, and $388,000 and $1.4 million in the first half of 2009 and 2008, respectively, primarily due to lower average debt levels and lower average interest rates in 2009.

- - more - -

TREDEGAR EARNINGS, page 5

The effective tax rate used to compute income taxes from continuing manufacturing operations was 29.4% in the second quarter of 2009 compared with 36.6% in the second quarter of 2008, and 33.4% in the first six months of 2009 compared with 37.5% in the first six months of 2008.  The decrease in the effective tax rate for continuing manufacturing operations during the second quarter of 2009 versus last year, which had a favorable impact of approximately 3 cents per share, reflects the change in income taxes during the second quarter to adjust the effective tax rate for the first six months of the year to the rate estimated for the entire year.  The decrease in the effective rate for continuing manufacturing operations for the first half of 2009 versus 2008, which had a favorable impact of approximately 2 cents per share, was primarily due to the recognition of a net tax benefit related to the reversal of income tax contingency accruals upon the favorable conclusion of IRS and state tax examinations through 2003 recognized in the second quarter of 2009 and lower effective rates for operations outside the U.S., partially offset by higher state income taxes.

Overall results for continuing operations for the quarter and year-to-date periods include special items.  After-tax charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were 6 cents and 2 cents per share in the second quarters of 2009 and 2008, respectively, and 15 cents and 8 cents per share in the first six months of 2009 and 2008, respectively.  In addition, a non-cash goodwill impairment charge of $30.6 million (after-tax), or 90 cents per share, was recorded for Aluminum Extrusions in the first quarter of 2009.  Further details regarding these items are provided in the financial tables included with this press release.

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $11.1 million at June 30, 2009, compared with $10.1 million at December 31, 2008.  This investment has a carrying value in Tredegar’s balance sheet of $10.0 million, which represents the amount invested on April 2, 2007.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $57.1 million at June 30, 2009, compared with net cash of $23.3 million at December 31, 2008.  Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $88.6 million in the twelve months ended June 30, 2009, down from $98.0 million in the year ended December 31, 2008.  See notes to financial statements and tables for reconciliations to comparable GAAP measures.

- - more - -

TREDEGAR EARNINGS, page 6

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,”  “may” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2008 Annual Report on Form 10-K filed with the SEC.  Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

- - more - -

TREDEGAR EARNINGS, page 7

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

- - more - -

TREDEGAR EARNINGS, page 8

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Sales	$158,115	$234,008	$311,181	$462,488
Other income (expense), net (a) (d) (e)	488	663	1,357	1,220
	158,603	234,671	312,538	463,708

Cost of goods sold (a)	125,615	196,249	250,873	390,488
Freight	3,870	5,797	7,099	10,898
Selling, R&D and general expenses	17,266	17,139	34,550	36,108
Amortization of intangibles	30	31	60	63
Interest expense	184	557	388	1,438
Asset impairments and costs associated with exit and disposal activities (a)	(149)	1,219	1,482	5,159
Goodwill impairment charge (b)	-	-	30,559	-
	146,816	220,992	325,011	444,154

Income (loss) from continuing operations before income taxes	11,787	13,679	(12,473)	19,554
Income taxes (e)	5,300	4,814	9,857	6,904
Income (loss) from continuing operations	6,487	8,865	(22,330)	12,650
Loss from discontinued operations (f)	-	(207)	-	(930)

Net income (loss) (c)	$6,487	$8,658	$(22,330)	$11,720

Earnings (loss) per share:
Basic:
Continuing operations	$.19	$.26	$(.66)	$.37
Discontinued operations	-	(.01)	-	(.03)
Net income (loss)	$.19	$.25	$(.66)	$.34
Diluted:
Continuing operations	$.19	$.26	$(.66)	$.37
Discontinued operations	-	(.01)	-	(.03)
Net income (loss)	$.19	$.25	$(.66)	$.34

Shares used to compute earnings (loss) per share:
Basic	33,876	33,997	33,871	34,231
Diluted	33,971	34,211	33,871	34,445

TREDEGAR EARNINGS, page 9

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Net Sales
Film Products	$107,804	$135,529	$212,587	$267,843
Aluminum Extrusions	46,441	92,682	91,495	183,747
Total net sales	154,245	228,211	304,082	451,590
Add back freight	3,870	5,797	7,099	10,898
Sales as shown in the Consolidated Statements of Income	$158,115	$234,008	$311,181	$462,488

Operating Profit
Film Products:
Ongoing operations	$14,214	$13,479	$27,228	$24,265
Plant shutdowns, asset impairments, restructurings and other (a)	149	(944)	(660)	(4,649)

Aluminum Extrusions (f):
Ongoing operations	634	2,406	(1,163)	3,948
Goodwill impairment charge (b)	-	-	(30,559)	-
Plant shutdowns, asset impairments, restructurings and other (a)	(328)	(380)	(1,306)	(615)

AFBS:
Plant shutdowns, asset impairments and restructurings (d)	-	-	150	-
Total	14,669	14,561	(6,310)	22,949
Interest income	175	188	434	446
Interest expense	184	557	388	1,438
Gain on the sale of corporate assets (e)	-	-	404	-
Stock option-based compensation costs	541	278	803	338
Corporate expenses, net (a)	2,332	235	5,810	2,065
Income (loss) before income taxes	11,787	13,679	(12,473)	19,554
Income taxes (e)	5,300	4,814	9,857	6,904
Income (loss) from continuing operations	6,487	8,865	(22,330)	12,650
Loss from discontinued operations (f)	-	(207)	-	(930)
Net income (loss) (c)	$6,487	$8,658	$(22,330)	$11,720

TREDEGAR EARNINGS, page 10

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
Assets

Cash & cash equivalents	$58,658	$45,975
Accounts & notes receivable, net	81,933	91,400
Income taxes recoverable	6,554	12,549
Inventories	29,159	36,809
Deferred income taxes	5,198	7,654
Prepaid expenses & other	3,114	5,374
Total current assets	184,616	199,761

Property, plant & equipment, net	232,723	236,870
Other assets	40,723	38,926
Goodwill & other intangibles (b)	104,428	135,075
Total assets	$562,490	$610,632

Liabilities and Shareholders' Equity

Accounts payable	$48,061	$54,990
Accrued expenses	35,427	38,349
Current portion of long-term debt	644	529
Total current liabilities	84,132	93,868

Long-term debt	960	22,173
Deferred income taxes	48,520	45,152
Other noncurrent liabilities	26,530	29,023
Shareholders' equity	402,348	420,416
Total liabilities and shareholders' equity	$562,490	$610,632

TREDEGAR EARNINGS, page 11

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(22,330)	$11,720
Adjustments for noncash items:
Depreciation	19,663	22,379
Amortization of intangibles	60	63
Goodwill impairment charge	30,559	-
Deferred income taxes	2,160	7,123
Accrued pension income and postretirement benefits	(1,267)	(2,825)
Loss on asset impairments and divestitures	-	3,337
Gain on sale of assets	(1,004)	-
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	9,732	(25,162)
Inventories	8,055	15,913
Income taxes recoverable	5,995	(9,803)
Prepaid expenses and other	2,221	828
Accounts payable and accrued expenses	(522)	2,086
Other, net	(1,333)	2,180
Net cash provided by operating activities	51,989	27,839
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009)	(17,348)	(10,461)
Proceeds from the sale of the aluminum extrusions business in Canada (net of cash included in sale and transaction costs)	-	23,616
Proceeds from the sale of assets and property disposals	1,118	248
Investments	-	(1,722)
Net cash provided by (used in) investing activities	(16,230)	11,681
Cash flows from financing activities:
Dividends paid	(2,717)	(2,736)
Debt principal payments	(21,098)	(47,209)
Borrowings	-	22,000
Repurchases of Tredegar common stock	-	(12,904)
Proceeds from exercise of stock options and other	187	-
Net cash used in financing activities	(23,628)	(40,849)
Effect of exchange rate changes on cash	552	1,621
Increase in cash and cash equivalents	12,683	292
Cash and cash equivalents at beginning of period	45,975	48,217
Cash and cash equivalents at end of period	$58,658	$48,509

TREDEGAR EARNINGS, page 12

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended June 30, 2009
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$56.9	$5.0	$61.9
Allocation of corporate overhead	(11.0)	(2.7)	(13.7)
Add back depreciation and amortization from continuing operations	32.6	7.8	40.4
Adjusted EBITDA from continuing operations (g)	$78.5	$10.1	$88.6

Selected balance sheet and other data as of June 30, 2009:
Net debt (cash) (h)	$(57.1)
Shares outstanding	34.0

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2009 include:
•
Pretax losses of $779,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

•
Pretax gain of $276,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to the reduction of future environmental costs expected to be incurred by Aluminum Extrusions;

•
Pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income); and

•	Pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2009 include:
•
Pretax charges of $1.6 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.1 million), Aluminum Extrusions ($369,000) and corporate headquarters ($178,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);

•
Pretax losses of $1.4 million associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

•
Pretax gain of $276,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to the reduction of future environmental costs expected to be incurred by Aluminum Extrusions;

•
Pretax gain of $275,000 on the sale of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown films manufacturing facility in LaGrange, Georgia;

•
Pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income); and

•	Pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2008 include:
•	Pretax charge of $854,000 for asset impairments in Film Products;
•	Pretax charges of $365,000 for severance and other employee-related costs in connection with restructurings in Film Products ($90,000) and Aluminum Extrusions ($275,000); and
•
A pretax charge of $105,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

TREDEGAR EARNINGS, page 13

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2008 include:
•	Pretax charges of $2.7 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.2 million) and Aluminum Extrusions ($510,000);
•	Pretax charges of $2.5 million for asset impairments in Film Products; and
•
A pretax charge of $105,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

(b)
Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009. This non-cash charge, as computed under U.S. generally accepted accounting principles, resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $15.4 million in the second quarter of 2009 and income of $10.8 million for the second quarter 2008. Comprehensive income (loss) was a loss of $16.4 million in the first six months of 2009 and income of $11.8 million for the six months of 2008. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service cost and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service cost and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)
Gain on the sale of investments in Theken Spine and Therics, LLC includes a post-closing contractual adjustment of $150,000 (included in "Other income (expense), net" in the condensed consolidated statements of income). Closing on sale of these investments occurred in 2008. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)
Gain on sale of corporate assets in the first six months of 2009 includes a realized gain on the sale of corporate real estate ($404,000) in the first quarter of 2009. This gain is included in "Other income (expense), net" in the condensed consolidated statement of income.

Income taxes for 2009 include the recognition of valuation allowances of $3.7 million ($1.9 million in the first quarter and $1.8 million in the second quarter) related to expected limitations on the utilization of assumed capital losses on certain investments.

(f)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million to an affiliate of H.I.G. Capital. The purchase price was subject to adjustment based upon the actual working capital of the business at the time of sale. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(In thousands)	2009	2008	2009	2008

Income (loss) from operations before income taxes	$-	$-	$-	$(391)
Income tax cost (benefit) on operations	-	-	-	(98)
	-	-	-	(293)
Loss associated with asset impairments and disposal activities	-	(207)	-	(1,337)
Income tax cost (benefit) on asset impairments and costs associated with disposal activities	-	-	-	(700)
	-	(207)	-	(637)
Income (loss) from discontinued operations	$-	$(207)	$-	$(930)

TREDEGAR EARNINGS, page 14

(g)
Adjusted EBITDA for the twelve months ended June 30, 2009, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-downs and write-ups, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt (cash) is calculated as follows (in millions):

Debt	$1.6
Less: Cash and cash equivalents	(58.7)
Net debt (cash)	$(57.1)

Net debt or cash is not intended to represent debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt or cash to be helpful for the same purposes.